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                                                                    Exhibit 99.1


Contacts:       For Media:      John Calagna
                                212-578-6252
                                jcalagna@metlife.com

                For Investors:  Kevin Helmintoller
                                212-578-5140
                                helmintoller@metlife.com


          METLIFE VICE CHAIRMAN & CFO STEWART NAGLER TO RETIRE IN 2004

NEW YORK, November 17, 2003 -- MetLife, Inc. (NYSE: MET) today announced that vice chairman and chief financial officer Stewart G. Nagler, after a distinguished career spanning forty years at MetLife, has decided to retire late in 2004. Until his retirement, Nagler will continue to report to chairman and chief executive officer Robert H. Benmosche as vice chairman. He will also continue as a member of the board of directors of MetLife, chairman of the board of Reinsurance Group of America, Inc. and have responsibility for MetLife Auto & Home.

Bill Wheeler, currently head of MetLife's Individual Business Product Management, Marketing and Business Development, will assume Nagler's finance-related responsibilities effective December 1. Wheeler joined the company in 1997 as treasurer of MetLife. After MetLife's initial public offering in 2000, during which he played a critical role, Wheeler became the chief financial officer of Institutional Business. He brings significant public-company experience to this new role as well, having spent a number of years as an investment banker for Donaldson, Lufkin & Jenrette.

"Through his many contributions over the years, Stu has played an important role in shaping our company and will continue to play a key role in ensuring a smooth transition of the finance functions at MetLife," said Benmosche. "Starting his career with MetLife in 1963 as an assistant actuarial analyst, Stu held a number of positions in actuarial, insurance, pensions and finance, before assuming the role of CFO in 1993. I wish him all the best as he begins an exciting new phase in his life."

Joseph Prochaska will be joining MetLife, effective December 8, to assume a new position, Finance Operations and Chief Accounting Officer, reporting to Wheeler. This will include responsibility for the Finance Operations Center, Corporate Controller and Line of Business Controllers. Prochaska joins MetLife from Aon Corporation, where he was the corporate controller. During his tenure at Aon, he drove significant change through the global accounting and reporting functions, especially in the area of systems and processes. He also served as executive vice president and CFO of a major operating division at Aon.

Tim Journy, who joined MetLife in September as vice-president and Controller,
will report to Joseph Prochaska.   Journy joined MetLife from Compass
Bancshares, Inc. where he was executive vice president, controller and chief accounting officer. Journy has an extensive background in financial reporting, accounting policy, mergers and acquisitions and internal audit.

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In addition to the functions headed up by Prochaska, Wheeler will also assume responsibility for Treasury; Actuarial, Tax, Risk Management & Strategic Planning; Investor Relations; and Mergers and Acquisitions.


"This senior finance team of Bill, Joe and Tim, will be working closely together to lead our finance organization forward," said Benmosche.


MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies have insurance operations in 12 countries serving approximately 8 million customers.



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